Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report to Shareholders of Manning & Napier Fund, Inc. – Emerging Market Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Custodian, Independent Registered Public Accounting Firm and Counsel”, “Financial Statements” and “Disclosure of Portfolio Headings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 16, 2013